Exhibit 10.8

Employment Letter

This Letter has been set this date 29 March 2018, between Noble Vici Pte Ltd (hereinafter referred to as “Employer” or “Company”) and Lim Yee Chuan,

(hereinafter referred to as “Employee”).

WHEREBY IT IS AGREED as follows:

1.   Remuneration

1.1 Salary

The Employee will be employed at Noble Vici Pte Ltd in the capacity of Chief Operating Officer, commencing on 1st April 2018. The Employer will pay the Employee a monthly basic salary of Singapore Dollars Ten Thousand only (S$10,000.00). This position will be salaried under the Noble Vici Pte Ltd.

1.2 Quarterly Bonus/Monthly Bonus(QB/MB)

There is no Annual Wage Supplement for this position. The Employee will be entitled a maximum discretionary MB of Singapore Dollars Two Thousand only (S$2,000.00) and a special QB based on KPI. The QB payout will be made 1 month after each quarter ended. For example, a QB payout will be made on 31 July for achieving April, May, June i.e. Q1’s KPI. QB is not applicable for staffs who have resigned.

1.3 Benefits

The Employee shall be entitled to claim for relevant professional membership fees and course fees up to a maximum of S$2,000.00 per calendar year, subject to approval.

1.4 Allowances

The Employee shall be entitled to a monthly fixed transport allowance of S$800.00.

2.   Probation

The Employee will be on probation for three (3) months and may be extended for a further period of up to two (2) months at the discretion of the Employer, during which two (2) weeks termination notice must be given by either party without any reasons being assigned. Failing which, the Employer reserves the right to deduct two (2) weeks’ salary from the Employee as compensation, vice versa towards the Employee.

3.   Confirmation

On completion of the period of probation or any extended probation of employment, the Employee will be advised in writing that he/she is either confirmed in the employment or that the employment is terminated on the last day of his/her probation period.

4. Overseas Business Travel

As part of the requirements of this position, you are expected to travel overseas for business on short notices as directed by the Employer. All overseas business related travel expenses will be reimbursed by the Employer.

5. Working Hours

While the office hours are 10:00 am to 7:00 pm from Mondays to Fridays, you are required to attend to your professional duties of Chief Operating Officer in Singapore at all reasonable times necessary. The Employee is entitled to one (1) hour lunch between 12 pm to 2 pm.

6. Annual Leave

The Employee is entitled to 14 working days of annual leave for every twelve (12) months of continuous service. There will be an increment of one (1) working day of annual leave per year to a maximum of 21 working days of annual leave for every twelve (12) months of continuous service. Annual leave has to be submitted two (2) weeks in advance for approval, otherwise the Management reserves the right to disapprove any leave application. Unauthorized leave application may consider as unpaid leave. Course and exam leave shall be granted on a case by case basis. Unconsumed leave can be carried forward to the next calendar year only but cannot be encashed.

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7. Sick Leave

The employee will be entitled to paid sick leave not exceeding:

7.1. Fourteen (14) days in each year if no hospitalisation is necessary;

7.2. Sixty (60) days (including the 14 days in 6.1) in each year if hospitalisation is necessary.

The Employee is not entitled to any medical or annual leave benefits during the period of probation. All confirmed Employees will be entitled to a maximum reimbursement of S$30.00 per visit, up to a maximum S$120.00 per year. The employee will bear any excess cost. The Company reserves the right to amend this clause when necessary.

8. Maternity Leave, Paternity Leave and Childcare Leave

The Employee shall be entitled to Maternity Leave or Paternity Leave (where applicable) and Childcare Leave as per recommendations and guidelines stipulated from time to time by the Ministry of Manpower.

9. Compassionate Leave

Compassionate leave will be granted for a total of three (3) working days in each event of death of spouse, parent, child, parent-in-law, sibling and grandparent.

10.     Marriage Leave

Employees who have completed probation period, except those serving notice of resignation, are entitled to 3 working days marriage leave.

11.  Insurance

The Employer will insure and maintain insurance under one or more approved policies with an insurer against any liability that he would incur to any workmen employed by him where applicable under the Work Injury Compensation Act.

The Employee will also be covered under Travel Insurance (where applicable) and Group Personal Accident Insurance. The Employer shall make additional contribution to the Employee’s Medisave account via the Portable Medical Benefits Scheme.

12.  AWOL

The Employee must produce a valid Medical Certificate from a Certified Doctor if he/she is genuinely unable to show up for work, unless he/she has been prior granted official leave. Failure to do so would be considered as Absent Without Official Leave, where the Employer reserves the right to deduct from the Employee’s salary the amount which is equivalent to the salary for those work day(s) of absence.

13.  Termination

If the Employee has been confirmed in his employment, the Employee needs to provide a termination notice period of two (2) months. The Employer reserves the right to reduce the termination period via offsetting outstanding annual leaves. The Employer may summarily terminate the employment of the Employee in case of dishonesty, wilful or gross misconduct, violation of house rules, gross incompetence or persistent breach of any terms of employment.

14.  Confidentiality

As you are employed in a very confidential position, you shall not during the continuance of your employment except in the proper course of your duties as such divulge to any person whomsoever, any trade secrets or manufacturing processes and shall use your best endeavours to prevent the publication of or disclosure of any trade secrets or manufacturing processes or any information concerning the business or finance of the company or any of its dealings, transactions or affairs which may come to your knowledge during or in the course of your employment and shall not without the consent of the Company be concerned or interested directly or indirectly or be personally employed or engaged in any capacity whatsoever other than the business of the Company.

You shall keep the secrets of the Company gained during or in the course of your employment insofar such as secrets related to correspondence accounts, dealings, connections and manufacturing processes or otherwise, and shall not divulge their knowledge of these matters during the period of employment or after termination thereof for any reason whatsoever.

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All Employees, family members and relatives are not permitted to have a Distributor account to procure any form of incentives as it is a conflict of interest.

15.  Conflict of Duty and Non-Competition Clause

You shall not, without the Company’s prior written consent, during the continuance of your employment be engaged or interested either directly or indirectly in any capacity in any trade, business or occupation or in any manner take part in, or lend your name, counsel or assistance to any person in any capacity whatsoever for any purpose which would or could reasonably expected to be competitive with the business of the company. You will not, either on your own account or in conjunction with or on behalf of any other person, firm, company or organization, a) be engaged, concerned or interested directly or indirectly whether as principal, agent, shareholder, director, employee, partner, or otherwise in carrying on any business; b) assist with technical advice to any person, firm, company organization engaged or about to be engaged in any business c) solicit or entice away or attempt to solicit or entice away any member of the staff or customers with in Singapore, Malaysia, Indonesia, Thailand, China and Vietnam or countries with vested interest, which is similar to or competing with the business of the Company. This restriction applies during your employment term and is valid one (1) year after termination of this Letter.

16.  Governing Law

This Letter is governed by the laws of Singapore. Violation of this Letter, especially Clauses 14 and 15, will be subjected to legal action by the Company.

Signed by:	Agreed by:
30/3/2018
/s/ Eldee Tang	/s/ Lim Yee Chuan
Eldee Tang	(Signature and Date)
CEO and Executive Director	Employee’s Name: Lim Yee Chuan
Noble Vici Pte Ltd.	Employee’s NRIC No.: S7277104D

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